CERTIFICATE OF THE DESIGNATIONS, PREFERENCES,

RIGHTS AND LIMITATIONS OF SERIES A PREFERRED STOCK, SERIES B PREFERRED STOCK, SERIES C PREFERRED STOCK AND SERIES D PREFERRED STOCK

OF

I2 TELECOM IP HOLDINGS, INC.

Pursuant to Section 151 of the General

Corporation Law of the State of Delaware

i2 Telecom IP Holdings, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”),

DOES HEREBY CERTIFY:

1.	The name of the Company is i2 Telecom IP Holdings, Inc.

2.         The amended certificate of incorporation, as filed with the Secretary of State of the State of Delaware on June 30, 2009 (the “Certificate of Incorporation”) of the Corporation authorizes the issuance of 10,000,000 shares of Preferred Stock, $0.01 par value (the “Preferred Stock”), and expressly vests in the Board of Directors of the Corporation (the “Board”) the authority provided therein to provide for the issuance of said shares in series and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations, or restrictions thereof.

3.         That, pursuant to the authority expressly vested in the Board of Directors by Article FOURTH of the Certificate of Incorporation, and pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors duly adopted by unanimous consent dated as of June 26, 2009, a resolution providing for the issuance of up to: (i) 2,500,000 shares of Series A Preferred Stock; (ii) 2,500,000 shares of Series B Preferred Stock, (iii) 2,500,000 shares of Series C Preferred Stock; and (iv) 2,500,000 shares of Series D Preferred Stock, which resolution is as follows:

RESOLVED, that pursuant to the authority expressly granted to and vested in the Board of Directors of the Corporation by the provisions of Article Fourth of the Certificate of Incorporation of the Corporation, this Board of Directors hereby creates four (4) series of the Preferred Stock, $0.01 par value, of the Corporation to consist of the number of shares provided below, and this Board of Directors hereby fixes the designation and the powers, preferences and rights, and the qualifications, limitations or restrictions thereon, of the shares of each of such series (in addition to the powers, preferences and rights, and the qualifications, limitations or restrictions thereon, set forth in the Certificate of Incorporation, as amended, which are applicable to all series of the Preferred Stock, $0.01 par value, of the Corporation) as follows:

1

(i)        Two Million Five Hundred Thousand (2,500,000) shares of Preferred Stock, par value $0.01 per share, of the Corporation are hereby constituted as a series of Preferred Stock designated as “Series A Preferred Stock” (hereinafter called the “Series A Preferred Stock”) with the powers, preferences and rights hereinafter set forth;

(ii)       Two Million Five Hundred Thousand (2,500,000) shares of Preferred Stock, par value $0.01 per share, of the Corporation are hereby constituted as a series of Preferred Stock designated as “Series B Preferred Stock” (hereinafter called the “Series B Preferred Stock”) with the powers, preferences and rights hereinafter set forth;

(iii)      Two Million Five Hundred Thousand (2,500,000) shares of Preferred Stock, par value $0.01 per share, of the Corporation are hereby constituted as a series of Preferred Stock designated as “Series C Preferred Stock” (hereinafter called the “Series C Preferred Stock”) with the powers, preferences and rights hereinafter set forth; and

(iv)      Two Million Five Hundred Thousand (2,500,000) shares of Preferred Stock, par value $0.01 per share, of the Corporation are hereby constituted as a series of Preferred Stock designated as “Series D Preferred Stock” (hereinafter called the “Series D Preferred Stock”) with the powers, preferences and rights hereinafter set forth.

Shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock are sometimes collectively referred to herein as the “Preferred Stock”.

1.	Dividends.

1.1       Cash Dividends. From and after the date of the issuance of any shares of Preferred Stock until the second anniversary of the issuance of the Preferred Stock (the “Maturity Date”), dividends at the rate of twelve percent (12%) per annum of the Issuance Price shall accrue on outstanding shares of Preferred Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Preferred Stock) (the “Accruing Dividends”). Accruing Dividends shall accrue from day to day, whether or not declared, and shall be cumulative. The Corporation shall not declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Corporation unless (in addition to the obtaining of any consents required elsewhere in the Certificate of Incorporation) the holders of a majority of shares of issued and outstanding Preferred Stock of each series of Preferred Stock have consented in writing to such dividends.

1.2       As used herein, “Issuance Price” means the initial issuance price of $1.00 per share of Preferred Stock or the issuance price as adjusted in this Section 1.2. If the Series A Liquidation Amount, Series B Liquidation Amount, Series C Liquidation Amount and Series D Liquidation Amount (each as defined in Section 2.5 below) are not paid in full on or before the dates set forth below, the Issuance Price shall be adjusted as follows:

Expiration of Time Since Issuance of Preferred Stock:	Adjusted Issuance Price Shall be:
Six Months	$1.10

2

Twelve Months	$1.21
Thirteen Months	$1.45
Eighteen Months	$1.60
Twenty-Four Months	$1.76

1.3       Except as set forth in Subsections 1.3.1 through 1.3.2 immediately below, the Corporation shall be under no obligation to pay Accruing Dividends.

1.3.1      Accrued, but unpaid Accruing Dividends shall be paid within fifteen business days of any receipt by the Corporation of any sale, royalties or litigation revenue related to the Intellectual Property (as defined in those certain Exchange Agreements entered into by and among the Corporation, i2 Telecom International, Inc., a Washington corporation (“Parent”), i2 Telecom International, Inc., a Delaware corporation, and each holder of Preferred Stock (the “Exchange Agreement”); provided, however, any revenues related to the Participation Rights (as defined in the Exchange Agreement) shall not be Accruing Dividends and shall be paid to the holders of the Series C Preferred Stock as provided in the Exchange Agreement.

1.3.2    Accrued, but unpaid Accruing Dividends shall be paid as set forth in Sections 2, 3 and 4 below.

2.	Liquidation, Dissolution or Winding Up.

2.1       Preferential Payments to Holders of Series A Preferred Stock. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of Series A Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, and before any payment shall be made to the holders of Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock or Common Stock, an amount per share equal to the Issuance Price per share of Series A Preferred Stock, plus any Accruing Dividends accrued but unpaid thereon, whether or not declared, together with any other dividends declared but unpaid thereon. If upon any such liquidation, dissolution or winding up of the Corporation, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series A Preferred Stock the full amount to which they shall be entitled under this Subsection 2.1, the holders of shares of Series A Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

2.2       Preferential Payments to Holders of Series B Preferred Stock and Series C Preferred Stock. In the event of any voluntary or involuntary liquidation, dissolution or winding

3

up of the Corporation, after payment to the holders of Series A Preferred Stock as provided in Subsection 2.1 above, the holders of shares of Series B Preferred Stock and Series C Preferred Stock then outstanding shall be entitled to be paid pari passau out of the assets of the Corporation available for distribution to its stockholders, and before any payment shall be made to the holders of Series D Preferred Stock or Common Stock, an amount per share equal to the Issuance Price per share of Series B Preferred Stock or Series C Preferred, as applicable, plus any Accruing Dividends accrued but unpaid thereon, whether or not declared, together with any other dividends declared but unpaid thereon. If upon any such liquidation, dissolution or winding up of the Corporation, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series B Preferred Stock and Series C Preferred Stock the full amount to which they shall be entitled under this Subsection 2.2, the holders of shares of Series B Preferred Stock and Series C Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

2.3       Preferential Payments to Holders of Series D Preferred Stock. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after payment to the holders of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock as provided in Subsections 2.1 and 2.2 above, the holders of shares of Series D Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, and before any payment shall be made to the holders of Common Stock, an amount per share equal to the Issuance Price per share of Series D Preferred Stock, plus any Accruing Dividends accrued but unpaid thereon, whether or not declared, together with any other dividends declared but unpaid thereon. If upon any such liquidation, dissolution or winding up of the Corporation, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series D Preferred Stock the full amount to which they shall be entitled under this Subsection 2.3, the holders of shares of Series D Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

2.4       In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after the payment of all preferential amounts required to be paid to the holders of shares of Preferred Stock as provided in Subsections 2.1, 2.2 and 2.3 above, the remaining assets of the Corporation available for distribution to its stockholders shall be distributed to the holders of the shares of Common Stock. The aggregate amount which a holder of a share of: (i) Series A Preferred Stock is entitled to receive under Subsection 2.1 is hereinafter referred to as the “Series A Liquidation Amount”; (ii) Series B Preferred Stock is entitled to receive under Subsection 2.2 is hereinafter referred to as the “Series B Liquidation Amount”; (iii) Series C Preferred Stock is entitled to receive under Subsection 2.2 is hereinafter referred to as the “Series C Liquidation Amount”; and (iv) Series D Preferred Stock is entitled to receive under Subsection 2.3 is hereinafter referred to as the “Series D Liquidation Amount”.The Series A Liquidation Amount, Series B Liquidation Amount, Series C Liquidation Amount and Series D Liquidation Amount are each sometimes referred to herein as a “Liquidation Amount”.

4

3.	Deemed Liquidation Events.

3.1       Definition. Each of the following events shall be considered a “Deemed Liquidation Event” unless the holders of at least a majority of the outstanding shares of each outstanding series of Preferred Stock elect otherwise by written notice sent to the Corporation at least twenty days prior to the effective date of any such event:

3.1.1	a merger or consolidation in which
(a)	the Corporation is a constituent party; or

(b)    a subsidiary of the Corporation is a constituent party and the Corporation issues shares of its capital stock pursuant to such merger or consolidation,

except any such merger or consolidation involving the Corporation or a subsidiary in which the shares of capital stock of the Corporation outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the capital stock of (1) the surviving or resulting corporation or (2) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation; or

3.1.2    the sale, lease, transfer, license or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole, or the sale or disposition (whether by merger or otherwise) of one or more subsidiaries of the Corporation if substantially all of the assets of the Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Corporation; provided, however, the Corporation may license all or substantially all of the assets of the Corporation and its subsidiaries taken as a whole to Parent.

3.2	Effecting a Deemed Liquidation Event.

3.2.1    The Corporation shall not have the power to effect a Deemed Liquidation Event referred to in Subsection 3.1.1(a) unless the agreement or plan of merger or consolidation for such transaction (the “Merger Agreement”) provides that the consideration payable to the stockholders of the Corporation shall be allocated among the holders of capital stock of the Corporation in accordance with Subsections 2.1 - 2.4.

3.2.2    In the event of a Deemed Liquidation Event referred to in Subsection 3.1.1(b) or 3.1.2, if the Corporation does not effect a dissolution of the Corporation under the General Corporation Law within 90 days after such Deemed Liquidation Event, then (i) the Corporation shall send a written notice (the “Liquidation Notice”) to each holder of Preferred Stock no later than the 90th day after the Deemed Liquidation Event advising such holders that pursuant to the terms of the following clause (ii) the Company will redeem shares of Preferred Stock as set forth in clause (ii) below, and (ii) the Corporation shall use the

5

consideration received by the Corporation for such Deemed Liquidation Event (net of any retained liabilities associated with the assets sold or technology licensed, as determined in good faith by the Board of Directors of the Corporation), together with any other assets of the Corporation available for distribution to its stockholders (the “Available Proceeds”), to the extent legally available therefor, on the 120th day after such Deemed Liquidation Event (the “Liquidation Date”), to redeem all outstanding shares of Preferred Stock as follows: (i) first, all shares of Series A Preferred Stock at a price per share equal to the Series A Liquidation Amount; (ii) second, all shares of Series B Preferred Stock at a price per share equal to the Series B Liquidation Amount; (iii) third, all shares of Series C Preferred Stock at a price per share equal to the Series C Liquidation Amount; and (iv) fourth, all shares of Series D Preferred Stock at a price per share equal to the Series D Liquidation Amount. Notwithstanding the foregoing, in the event of a redemption pursuant to the preceding sentence, if the Available Proceeds are not sufficient to redeem all outstanding shares of any series of Preferred Stock in the order provided above, the Corporation shall redeem a pro rata portion of each holder’s shares of such series of Preferred Stock to the fullest extent of such Available Proceeds, based on the respective amounts which would otherwise be payable in respect of the shares to be redeemed if the Available Proceeds were sufficient to redeem all such shares, and shall redeem the remaining shares to have been redeemed as soon as practicable after the Corporation has funds legally available therefor. Prior to the distribution or redemption provided for in this Subsection 2.6.2(b), the Corporation shall not expend or dissipate the consideration received for such Deemed Liquidation Event, except to discharge expenses incurred in connection with such Deemed Liquidation Event or in the ordinary course of business.

3.2.3    On or before the five business days before the Liquidation Date, each holder of shares of Preferred Stock that will be redeemed on such Liquidation Date, shall surrender the certificate or certificates representing such shares (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation, in the manner and at the place designated in the Liquidation Notice, and thereupon the applicable Liquidation Amount for such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof. In the event less than all of the shares of any series of Preferred Stock represented by a certificate are redeemed, a new certificate representing the unredeemed shares of such series of Preferred Stock shall promptly be issued to such holder.

3.2.4    Notwithstanding anything to the contrary set forth herein, on the Liquidation Date each share of Preferred Stock that is subject to redemption pursuant to a Liquidation Notice shall, without any action on the part of the holder thereof, be automatically and immediately cancelled and retired and shall not be reissued, sold or transferred and shall be converted into the right to receive the proportionate amount of the Available Proceeds set forth in the Liquidation Notice.

3.2.5    The amount deemed paid or distributed to the holders of capital stock of the Corporation upon any such merger, consolidation, sale, transfer, license, other disposition or redemption shall be the cash or the value of the property, rights or securities paid or distributed to such holders by the Corporation or the acquiring person, firm or other entity.

6

The value of such property, rights or securities shall be determined in good faith by the Board of Directors of the Corporation.

4.	Corporation and Holder Redemptions.
4.1	Voluntary Redemption by the Corporation.

4.1.1    At any time the Corporation may elect to redeem all or a portion of the outstanding Preferred Stock (an“Optional Redemption”) upon the terms set forth in this Section 4.1. If the Corporation elects to conduct an Optional Redemption it shall deliver written notice to each holder of outstanding Preferred Stock that will be redeemed (a“Optional Redemption Notice”),which shall state (x) the number of Preferred Shares the Corporation has elected to redeem from that holder and (y) the date upon which the Optional Redemption shall occur (the “Optional Redemption Date”), which shall not be less than 20 days after the date of the Optional Redemption Notice. If the Corporation elects an Optional Redemption, then on the specified date the Corporation shall pay to each holder of Preferred Shares with respect to which the Corporation has elected an Optional Redemption by wire transfer of immediately available funds to an account designated in writing by such holder an amount per Preferred Share set forth in the following sentence. The Corporation may only redeem Preferred Stock in an Optional Redemption in the following order of preference: (i) first, all shares of Series A Preferred Stock at a price per share equal to the Series A Liquidation Amount; (ii) second, all shares of Series B Preferred Stock at a price per share equal to the Series B Liquidation Amount; (iii) third, all shares of Series C Preferred Stock at a price per share equal to the Series C Liquidation Amount; and (iv) fourth, all shares of Series D Preferred Stock at a price per share equal to the Series D Liquidation Amount. Notwithstanding the foregoing, in the event of an Optional Redemption pursuant to this Section 4.1, if the Corporation is not redeeming all outstanding shares of any series of Preferred Stock in the order provided above, the Corporation shall redeem a pro rata portion of each holder’s shares of such series of Preferred Stock based on the amounts that would otherwise be payable if all shares in such series were being redeemed.

4.1.2    On or before the five business days before the Optional Redemption Date, each holder of shares of Preferred Stock that will be redeemed on such Optional Redemption Date, shall surrender the certificate or certificates representing such shares (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation, in the manner and at the place designated in the Optional Redemption Notice, and thereupon the applicable Liquidation Amount for such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof. In the event less than all of the shares of any series of Preferred Stock represented by a certificate are redeemed, a new certificate representing the unredeemed shares of such series of Preferred Stock shall promptly be issued to such holder

4.1.3    Notwithstanding anything to the contrary set forth herein, on the Optional Redemption Date each share of Preferred Stock that is subject to redemption pursuant to the Optional Redemption Notice shall, without any action on the part of the holder thereof, be

7

automatically and immediately cancelled and retired and shall not be reissued, sold or transferred and shall be converted into the right to receive the price per share as set forth in Section 4.1.1.

4.2	Voluntary Redemption by the Holder of Preferred Stock.

4.2.1    At any time on or after the Maturity Date, each holder of Preferred Stock may require the Corporation to redeem any or all the Preferred Stock owned by such holder in an amount equal to the applicable Liquidation Amount for the holder’s series of Preferred Stock (a “Holder Redemption”). Each holder electing a Holder Redemption shall provide the Corporation with written notice of the requested Holder Redemption, (the “Holder Notice”), which Holder Notice shall be accompanied by a certificate(s) for the Preferred Shares to be redeemed (or, if such holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate). The Company shall pay the applicable Liquidation Amount for each share of Preferred Stock requested to be redeemed in a Holder Notice within twenty business days following the Company’s receipt of such Holder Notice, by wire transfer of immediately available funds to an account designated in writing by a holder in a Holder Notice. In the event that a holder has requested less than all of the Preferred Shares owned by such holder be redeemed in the certificate delivered by such holder to the Company, then the Company shall as promptly as practicable following such redemption, cause the Company’s transfer agent to deliver to such holder a certificate evidencing the Preferred Shares not so redeemed.

5.	Voting.

5.1       General. Except as provided by law or as otherwise provided in the Certificate of Incorporation of the Corporation, the holders of Preferred Stock shall have no voting rights.

5.2       Preferred Stock Protective Provisions. At any time when any shares of Preferred Stock are issued and outstanding, the Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without (in addition to any other vote required by law or the Certificate of Incorporation) the written consent or affirmative vote of the holders of at least majority of the then outstanding shares of each series of Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class:

5.2.1    liquidate, dissolve or wind-up the business and affairs of the Corporation, or consent to any of the foregoing;

5.2.2    amend or change any of the rights, preferences, privileges or powers of, or restrictions provided for the benefit of the holders of any series of Preferred Stock in the Certificate of Incorporation;

5.2.3    amend, alter or repeal any provision of the Certificate of Incorporation or Bylaws of the Corporation in a manner that adversely affects the powers, preferences or rights of the Preferred Stock;

8

5.2.4    issue or obligate itself to issue, any additional equity securities of the Company;

5.2.5    pay or declare any dividend or make any distribution on, any shares of capital stock of the Corporation other than (i) redemptions of or dividends or distributions on the Preferred Stock or Common Stock as expressly authorized herein;

5.2.6    incur any debt or allow a lien to be placed on any of the assets of the Corporation; or

5.2.7	file a petition under the United States bankruptcy laws.

9

IN WITNESS WHEREOF, i2 Telecom IP Holdings, Inc. has caused hereunto this certificate to be signed by its Chief Financial Officer as of June 30, 2009.

I2 TELECOM IP HOLDINGS, INC. By \s\ Paul R. Arena Paul R. Arena, Chief Financial Officer

10